Exhibit 10.1

JOINT VENTURE AGREEMENT

This Agreement is made effective as of 4 September 2025, by and between:

NWTN Investments L.L.C-FZ, a group company of Robo.ai Inc. which is a publicly listed technology mobility company incorporated in the United Arab Emirates and traded on the NASDAQ Global Market (Stock Symbol: AIIO), with its principal office in Meydan Grandstand, 6th floor, Meydan Road, Nad AI Sheba, Dubai, U.A.E. (hereinafter “Party A”);

JW Global Holding L.L.C-FZ, a Dubai-based company with its principal place of business at Meydan Grandstand, 6th floor, Meydan Road, Nad AI Sheba, Dubai, U.A.E. (hereinafter referred to as “Party B”); AND

Ferox Investment I.L.C, a Dubai-headquartered investment holding group with its principal place of business in Dubai, U.A.E. (hereinafter referred to as “Party C”); AND

Party A, Party B, and Party C are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties desire to form a joint venture entity (“NewCo”) to operate technology business focusing on smart manufacturing, smart mobility, and smart contract businesses;

WHEREAS, NewCo shall be incorporated under the laws of United Arab Emirates with share capital divided into ordinary shares;

WHEREAS, the Parties intend to contribute specified assets/ services as capital for NewCo shares;

WHEREAS, Party A requires controls to consolidate NewCo under U.S. GAAP.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

ARTICLE 1: JV COMPANY STRUCTURE AND OBJECTIVES

1.1 The Parties shall incorporate a UAE limited liability company (“JV Company” with a suggested name of “Robo.AI Industrial City” subject to approval of government registration) under ADGM or DIFC regulations.

1.2 The JV Company shall be governed by UAE Commercial Companies Law and this Agreement.

1.3 SUPERSEDING EFFECT

This Agreement constitutes a supplemental instrument that entirely replaces, supersedes, and terminates the Prior Agreement. All rights and obligations under the Prior Agreement are hereby extinguished and replaced by the terms herein.

1.4 The JV Company’s authorized activities shall include but not limited to: (i) premium intelligent vehicles (passenger and commercial) production and distribution; (ii) eVTOL production and distribution; (iii) production of smart logistics and delivery hardware; and (iv) development of other smart devices.

ARTICLE 2: CAPITALIZATION AND OWNERSHIP

2.1 Party A obtains 51% equity stake of the JV Company through contribution of supply chain management as well as technology products and relevant IPs.

2.2 Party B obtains 24.5% equity stake of the JV Company through contribution of land/ plant/warehouse and local regulatory approval support.

2.3 Party C obtains 24.5% equity stake of the JV Company through contribution of business development and marketing services.

ARTICLE 3: CORPORATE GOVERNANCE

3.1 Board of Directors

The Board shall comprise five (5) members: Three (3) Directors nominated by Party A; one (1) Director nominated by Party B; one (1) Director nominated by Party C. The Chairman shall be appointed by Party A.

3.2 Executive Management

CEO and CFO appointments shall be made by Party A. Other executive appointments shall be made jointly by the Parties as and when required. All officers serve for the Board and shall have employment contracts with KPIs approved by the Board of Directors.

ARTICLE 4: PROFIT DISTRIBUTION & LOSS ALLOCATION

4.1 Net annual profits shall be distributed pro-rata to shareholding percentages: 51% to Party A, 24.5% to Party B, and 24.5% to Party C.

4.2 Losses shall be borne in identical proportion to shareholding interests.

4.3 Distributions shall occur within ninety (90) days following completion of the annual statutory audit.

4.4 Retained Earnings Policy

a) Profit distributions pursuant to Article 4.1 shall be made only after:

i.	Provision has been made for all statutory reserves required under applicable law;

ii.	Payment in full of all taxes, duties, and other governmental charges payable by the JV Company;

iii.	Repayment of any outstanding indebtedness (other than ordinary course trade payables) due to third parties, unless otherwise agreed in writing by both Parties; and

iv.	Allocation of sufficient working capital to fund the approved annual business plan and budget for the following financial year, including any anticipated capital expenditures.

b) The level of retained earnings to be maintained in the JV Company shall be determined annually by the Board in connection with the approval of the audited financial statements, and shall not be less than an amount equal to twelve (12) months’ forecast operating expenses and such additional amount as the Board reasonably determines is required to meet the JV Company’s business and financial obligations.

c) Any retained earnings not required under paragraph (b) shall be distributed to the Parties in accordance with Article 4.1 within ninety (90) days following Board approval of the audited financial statements.

d) The Parties agree that any decision to retain earnings in excess of the thresholds specified in paragraph (b) must be approved in writing by all Parties.

ARTICLE 5: INTELLECTUAL PROPERTY

5.1 All pre-existing IP belonging to each Party shall remain exclusively with each Party.

5.2 IP developed by the JV Company during operations shall be owned exclusively by the JV Company. Post-termination usage by any Party shall be agreed upon in writing by all Parties.

5.3 Any IP developed by the JV that incorporates or derives from the contributing Party’s pre-existing IP remains jointly owned or licensed exclusively to the contributing Party for use outside the JV’s defined business scope.

ARTICLE 6 – CONFIDENTIALITY

6.1 Each Party undertakes that during or after the duration of this Agreement it shall use all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

(a)	which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, engineering data, personnel data, customer data, commercial contracts and sales data, and any other information that shall enable one Party to have an advantage over the assets or affairs of the other Parties (or any entity belonging to the other Parties’ group); or

(b)	which relates to the contents of this Agreement (or any Agreement or arrangement entered into pursuant to this Agreement).

6.2 Neither Party shall use for its own business purposes or disclose to any third party any such information (collectively, the “Confidential Information”) without the consent of the other Parties.

6.3 The obligation of confidentiality under paragraph 6.1 shall not apply to:

a)	the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority, in such case the disclosing Party shall inform the other Parties prior to any disclosure in writing the details of the disclosure;

b)	information which is independently developed by the relevant Party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

c)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any member of its group;

d)	the disclosure in confidence to a Party’s professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement, to the extent any said party is previously bound to the same confidentiality obligations as set forth herein;

e)	information which becomes within the public domain; or

f)	any announcement mutually agreed between the Parties.

ARTICLE 7 – TERM AND TERMINATION

7.1 This Agreement commences upon execution and continues for twenty (20) years, renewable by mutual written consent.

7.2 Material breach by any of the Parties entitles the non-breaching Party/ Parties to terminate forthwith and claim compensatory damages.

7.3 Buyout Rights

a) If a Party (the “Breaching Party”) commits a Material Breach of this Agreement, becomes insolvent, enters into administration or liquidation (other than for the purposes of a bona fide solvent reorganisation), or undergoes a change of control to a direct competitor of the other Parties, the non-breaching Party (the “Non-Breaching Party”) shall have the right, but not the obligation, to purchase the Breaching Party’s entire shareholding in the JV Company.

b) The purchase price for such shares shall be determined as the Fair Market Value (“FMV”) of the Breaching Party’s shares as of the date of the triggering event, as determined by an independent, internationally recognised valuation firm jointly appointed by the Parties (or, failing agreement within 15 Business Days, appointed by the Chairman of the DIFC Courts).

c) The FMV shall be adjusted downward by any damages, losses, or liabilities caused by the breach or triggering event, as reasonably determined by the valuation firm.

d) The Non-Breaching Party shall have 90 days from the determination of the FMV to complete the purchase.

7.4 Liquidation Rights

a) Upon dissolution or liquidation of the JV Company for any reason, after payment of all debts and liabilities (including liquidation costs), the net remaining assets shall be distributed to the Parties in proportion to their respective shareholdings at the date of liquidation, subject to the provisions below.

b) Distribution of Assets in Kind – Where assets cannot be sold or where both Parties agree to distribute assets in kind, priority shall be given to:

i.	Returning each Party’s contributed tangible assets or pre-existing intellectual property (if legally and practically possible) to the contributing Party;

ii.	Allocating jointly developed intellectual property in accordance with Article 5.

c) Any disputes regarding the allocation of assets shall be resolved in accordance with Article 8 (Governing Law and Dispute Resolution).

7.5 Tag-Along Rights/ Right of First Refusal

a) If one Party proposes to sell more than 25% of its shareholding in the JV Company to a third party (the “Proposed Sale”), it must first provide written notice to the other Parties, including full details of the purchaser, price, and terms. And the other Parties shall have a right of first refusal to purchase the offered shares on the same terms and conditions.

b) The other Parties shall have the right (but not the obligation) to sell to the same purchaser, on the same terms and conditions, up to the same proportion of its shares as the selling Party is selling, by delivering written notice within 30 days of receipt of the Proposed Sale notice.

c) The selling Party shall ensure that the purchaser agrees in writing to purchase such shares from the other Parties on the same terms.

ARTICLE 8 – GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and any obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of the Dubai International Financial Centre (DIFC). Disputes arising hereunder shall be resolved through binding arbitration administered by the Dubai International Arbitration Centre (DIAC) under its prevailing rules, with proceedings conducted in English at DIAC’s Dubai seat.

ARTICLE 9 - FORCE MAJEURE

9.1 Force Majeure Event means an event which adversely affects the business in UAE and other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected party to take precautions and which the affected party cannot avoid even by using its best efforts and which in each case directly causes either party to be unable to comply with all or a material part of its obligations under this Agreement and any circumstance not within a party’s reasonable control including, without limitation:

(a)	acts of God, flood, drought, earthquake or other natural disaster of overwhelming proportions;

(b)	epidemic or pandemic, whether global or national;

(c)	the occurrence of: an act of war (whether declared or not), hostilities, invasion, act of foreign enemies, terrorism or civil disorder, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d)	nuclear, chemical or biological contamination or sonic boom;

(e)	collapse of buildings, fire, explosion, or accident; and

(f)	any labour or trade dispute, strikes, industrial action or lockouts (other than in each case by the party seeking to rely on this clause, or companies in the same group as that party);

9.2 The corresponding obligations of the other Parties under the Agreement and its’ time for performance of such obligations shall be extended, to the same extent as those of the Affected Party.

9.3 The Affected Party shall:

(a)	as soon as reasonably practicable after the start of the Force Majeure Event but no later than 30 days from its start, notify the other Parties in writing of the Force Majeure Event along with reasonable proof of the Force Majeure Event, its nature, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the agreement;

(b)	use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations and shall use reasonable endeavours to continue to perform their obligations under this Agreement so far as reasonably practicable; and

(c)	incur and bear its own losses arising out of or in relation to a Force Majeure event.

9.4 If the Force Majeure Event prevents, hinders, or delays the Affected Party’s performance of its obligations for a continuous period of more than 90 days the Party not affected by the Force Majeure Event may terminate this Agreement by giving thirty days’ written notice to the Affected Party.

ARTICLE 10 – GENERAL PROVISIONS

10.1 This instrument constitutes the entire agreement between the Parties, superseding prior discussions. Amendments require written form.

10.2 Assignment Restrictions

Neither Party may assign, transfer, novate, subcontract, or otherwise dispose of any of its rights or obligations under this Agreement, whether in whole or in part, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed. Any purported assignment or transfer in violation of this clause shall be null and void.

This restriction shall not apply to an assignment or transfer to an Affiliate of the assigning Party, provided that such Affiliate remains under the direct or indirect control of the assigning Party and provides a written undertaking to the other Parties to be bound by the terms of this Agreement.

10.3 Warranties

Each Party represents and warrants to the other Parties that, as of the Effective Date and continuing throughout the term of this Agreement:

a)	Authority – It is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has full power and authority to enter into and perform its obligations under this Agreement.

b)	No Conflict – The execution, delivery, and performance of this Agreement have been duly authorised by all necessary corporate action and do not and will not conflict with or result in a breach of any other agreement, instrument, order, judgment, or law applicable to it.

c)	Compliance with Laws – It has complied, and will continue to comply, with all applicable laws, regulations, and permits required in connection with its obligations under this Agreement.

d)	Binding Obligation – This Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

ARTICLE 11 – SURVIVAL PERIOD

11.1 Survival of Obligations

The provisions of this Agreement which by their nature are intended to survive termination or expiration shall so survive, including without limitation:

●	Article 5 (Intellectual Property),

●	Article 6 (Confidentiality),

●	Article 8 (Governing Law and Dispute Resolution),

●	and any rights or obligations accrued prior to termination.

Unless otherwise specified herein, such surviving provisions shall remain in full force and effect for a period of three (3) years following the date of termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties execute this Agreement by their duly authorized representatives:

NWTN Investments L.L.C-FZ, a group company of Robo.ai Inc.

By:	/s/ Benjamin Zhai
Name:	Benjamin Zhai
Title:	Chief Executive Officer, Robo.ai Inc.

JW Global Holding L.L.C-FZ

By:	/s/ Javed Afridi
Name:	Javed Afridi
Title:	CEO

Ferox Investment I.L.C

By:	/s/ Faisal Al Zarooni
Name:	Faisal Al Zarooni
Title:	Partner